Exhibit 99.1

Tel-Instrument Announces $10 Million Contract Modification

CARLSTADT, N.J.--(BUSINESS WIRE)--Tel-Instrument Electronics Corp. (TIK) is pleased to announce that it has been awarded a contract modification by the U.S. Navy for its next generation AN/USM-708 (CRAFT) flight line test set. On February 27, 2008 the Department of Defense published the following announcement on its website.

“Tel Instrument Electronics Corp., Carlstadt, N.J., is being awarded a $10,000,000 firm-fixed-price modification to a previously awarded indefinite-delivery/indefinite-quantity (IDIQ) contract (N68335-05-D-0014) for the additional production of up to 450 air and shipboard/Identification Friend or Foe communication/navigation radio frequency avionics testers for the U.S. Navy. Work will be performed in Carlstadt, N.J., and is expected to be completed in Jan. 2012. Contract funds will not expire at the end of the current fiscal year. The Naval Air Systems Command Aircraft Division, Lakehurst, N.J., is the contracting activity.”

The Navy contract modification increases the number of units on the AN/USM-708 IDIQ contract from 750 units to 1,200 units. Depending on total quantities ordered, this could increase the maximum total contract size from over $17 million to approximately $27 million. Jeff O’Hara, the Company's President and COO said, "Tel-Instrument remains at the leading edge of Mode 5 flight-line testing and this contract modification helps validate the significant investment made by Tel over the last several years in developing this new technology. ”

About Tel-Instrument:

Tel-Instrument is a leading designer and manufacturer of avionics test equipment for the general aviation, commercial aviation, and government/military aviation markets, both domestically and internationally. Tel-Instrument provides instruments to test a wide range of identification, navigation, and communication test equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel-Instrument Electronics Corp.
Mr. Joseph P. Macaluso, 201-933-1600